INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated September 21, 2001 on the financial statements of Village XII Acquisition
Corporation included in and made part of the registration statement of Village XII Acquisition
Corporation dated April 14, 2002.

April 14, 2002

/s/ James E. Scheifley & Associates, P.C.
     Certified Public Accountant